FREE WRITING PROSPECTUS Dated August 12, 2010	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-04

$1.09BN    ALLYA 10-3

JT LEADS: RBS (str, B&D), Citi, UBS

CO-MGRS: BNP, CS, GS, LLOYDS, RBC

SOLE-LEAD CLASS B’s & C’s: RBS

CLASS	SIZE	WAL	M/S&P	PWIN	E.FIN	L.FIN	BENCHMARK SPREAD	YIELD	COUPON	PRICE
A1	219.000MM	0.28	P-1/A-1+	1-7	03/11	08/11	INTL+0	0.40258	0.40258	100.00000
A2	397.000MM	1.29	Aaa/AAA	7-24	08/12	08/13	1ML+10			100.00000
A3	262.000MM	2.60	Aaa/AAA	24-39	11/13	10/14	ISWPS+20	1.114	1.11	99.99636
A4	162.740MM	3.71	Aaa/AAA	39-50	10/14	08/15	ISWPS+30	1.565	1.55	99.96429
B	27.120MM
C	22.600MM

BILL & DELIVER:	RBS
EXPECTED SETTLE:	August 18th
FIRST PAYMENT:	September 15, 2010
PRICING SPEED:	0.9% ABS
ERISA ELIGIBLE:	YES
OFFERING TYPE:	A’S ARE PUBLIC; B&C ARE 144A
BBG TICKER:	ALLYA 2010-3

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 884-2071.